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2017 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of May 1, 2017 by and among Deutsche Mortgage & Asset Receiving Corporation as Depositor, Midland Loan Services, a Division of PNC Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Wells Fargo Bank, National Association as Trustee and as Certificate Administrator, Paying Agent and Custodian and Park Bridge Lender Services LLC as Operating Advisor and Asset Representations Reviewer relating to the CD 2017-CD4 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2017-CD4 (CD 2017-CD4)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.     All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.     A review of the servicing activities and performance by the Special Servicer for the period of May 17, 2017 to December 31, 2017 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.     To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer                                                                          Date: March 1, 2018

Adam Singer, Managing Director